13 April 2023                                                                                                                                                                                                                                                   Our Ref: HA/AE/cb/V0635-182711

Vale S.A.

Praia de Botafogo,

186 – Salas 1101, 1601, 1701 and 1801

Rio de Janeiro/RJ, Brazil

Vale Overseas Limited

One Nexus Way, Camana Bay

Grand Cayman, KY1-9005

Cayman Islands

Dear Sir or Madam

filing of REGISTRATION STATEMENT ON FORM F-3 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OF VALE OVERSEAS LIMITED AND VALE S.A.

We have acted as special Cayman Islands counsel to Vale Overseas Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the "Company"), in connection with the preparation and filing with the SEC under the Securities Act of a the registration statement on Form F-3 of Vale S.A., a stock corporation (sociedade por ações), ("Vale"), and the Company (the "2023 Registration Statement") relating to the offering from time to time, together or separately and in one or more series (if applicable), of (i) debt securities of Vale (the "Vale Debt Securities") and (ii) guaranteed debt securities of the Company (each a "Company Debt Security" and, together the "Company Debt Securities") accompanied by guaranties of Vale (the "Guaranties"). The securities being registered under the 2023 Registration Statement will be offered on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Securities Act, at offering prices to be determined from time to time.

We are Cayman Islands Attorneys at Law and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion. We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction. Except as explicitly stated herein, we express no opinion in relation to any representation or warranty contained in the Transaction Documents (as defined below) nor upon the commercial terms of the transactions contemplated by the Transaction Documents.

In rendering this opinion, we have reviewed:

1.	the 2023 Registration Statement filed with the SEC as at the date hereof;
2.	the amended and restated indenture dated as of 4 August 2021 (the "Indenture") among the Company, as issuer, Vale S.A. as guarantor and The Bank of New York Mellon, as trustee (the "Trustee"), attached as an exhibit to the 2023 Registration Statement and pursuant to which Company Debt Securities may be issued, and the form of Company Debt Security attached thereto;

Walkers

190 Elgin Avenue, George Town

Grand Cayman KY1-9001, Cayman Islands

T +1 345 949 0100 F +1 345 949 7886 www.walkersglobal.com

Bermuda | British Virgin Islands | Cayman Islands | Dubai | Guernsey | Hong Kong | Ireland | Jersey | London | Singapore

WalkerS	page 2

3.	the Certificate of Incorporation of the Company dated 3 April 2001, the Memorandum and Articles of Association of the Company as adopted on 6 March 2002 as amended pursuant to a special resolution dated 7 January 2004 (the "Memorandum and Articles") and the Register of Directors of the Company, certified copies of which have been provided to us by its registered office in the Cayman Islands (together, the "Company Records"); and
4.	a copy of executed minutes of a meeting of the Board of Directors of the Company held on 28 March 2023 (the "Resolutions"),

and we have made such inquiries and examined originals (or copies certified or otherwise identified to our satisfaction) of such documents, corporate records and other instruments and made such examination of the law as we have deemed necessary or appropriate to enable us to render this opinion. In such examinations, we have assumed the genuineness of all signatures, the legal capacity at all relevant times of any natural persons signing any documents, the authenticity of all documents submitted to us as originals, the conformity to authentic originals of all documents submitted to us as certified or true copies or as reproductions (including documents received by facsimile) and the truthfulness of all certificates of public officials and corporate officers. For the purposes of this opinion, the Indenture and any Company Debt Security are collectively referred to as "Transaction Documents".

In connection with this opinion, we have relied upon the following assumptions, which we have not independently verified:

1.	At the time of any offering of Company Debt Securities (i) the 2023 Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective; (ii) a prospectus supplement will have been prepared and filed with the SEC describing the Company Debt Securities offered thereby; (iii) the Company Debt Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the 2023 Registration Statement and the appropriate prospectus supplement; and (iv) a definitive purchase, underwriting or similar agreement with respect to any Company Debt Securities offered will have been duly authorised and validly executed and delivered by the Company and the other parties thereto.
2.	There are no provisions of the laws of any jurisdiction outside the Cayman Islands which would be contravened by the execution or delivery of the Transaction Documents and, insofar as any obligation expressed to be incurred under the Transaction Documents is to be performed in or is otherwise subject to the laws of any jurisdiction outside the Cayman Islands, its performance will not be illegal by virtue of the laws of that jurisdiction.
3.	The Transaction Documents are, or will be, as the case may be, within the capacity, power, and legal right of, and have been or will be duly authorised, executed and delivered by, each of the parties thereto (other than the Company).
4.	The Transaction Documents constitute or, when executed and delivered, will constitute the legal, valid and binding obligations of each of the parties thereto enforceable in accordance with their terms as a matter of the laws of all other relevant jurisdictions (other than the Cayman Islands).

WalkerS	page 3

5.	The choice of the laws of the jurisdiction selected to govern each of the Transaction Documents has, or will have been, as the case may be, been made in good faith and will be regarded as a valid and binding selection which will be upheld in the courts of that jurisdiction and all relevant jurisdictions (other than the Cayman Islands).
6.	All authorisations, approvals, consents, licences and exemptions required by, and all filings and other steps required of each of the parties to the Transaction Documents outside the Cayman Islands to ensure the legality, validity and enforceability of the Transaction Documents have been or will, as the case may be, be duly obtained, made or fulfilled and are and will remain in full force and effect and any conditions to which they are subject have been satisfied.
7.	All conditions precedent, if any, contained in the Transaction Documents have been or will be, as the case may be, satisfied or waived.
8.	The Board of Directors of the Company considers, or will consider, as the case may be, the execution of the Transaction Documents and the transactions contemplated thereby to be in the best interests of the Company.
9.	No disposition of property effected by any of the Transaction Documents is made for an improper purpose or wilfully to defeat an obligation owed to a creditor and at an undervalue.
10.	The Company was, or will be, as the case may be, on the date of execution of the Transaction Documents to which it is a party and the disposition of property by the Company thereunder, able to pay its debts as they became due from its own moneys, and any disposition or settlement of property effected by any of the Transaction Documents is, or will be, as the case may be, or will be made in good faith and for valuable consideration and at the time of each disposition of property by the Company pursuant to the Transaction Documents the Company will be able to pay its debts as they become due from its own moneys.
11.	The originals of all documents examined in connection with this opinion are authentic. The signatures, initials and seals on the Transaction Documents are, or will be, as the case may be, genuine and are, or will be, as the case may be, those of a person or persons given power to execute the Transaction Documents under the Resolutions or any power of attorney given by the Company to execute the Transaction Documents. All documents purporting to be sealed have been so sealed. All copies are complete and conform to their originals. Any translations are a complete and accurate translation of the original document they purport to translate. The Transaction Documents conform, or will conform, as the case may be, in every material respect to the latest drafts of the same produced to us and, where provided in successive drafts, have been marked up to indicate all changes to such Transaction Documents.
12.	Any Transaction Document was, or will be, as the case may be, either executed as a single physical document (whether in counterpart or not) in full and final form or, where any Transaction Document was executed by or on behalf of any company, body corporate or corporate entity, the relevant signature page was attached to such Transaction Document by, or on behalf of, the relevant person or otherwise with such person's express or implied authority.

WalkerS	page 4
13.	The Memorandum and Articles reviewed by us are the memorandum and articles of association of the Company and are in force at the date hereof.
14.	The Company Records are complete and accurate and all matters required by law and the Memorandum and Articles to be recorded therein are completely and accurately so recorded.
15.	There are no records of the Company (other than the Company Records), agreements, documents or arrangements other than the documents expressly referred to herein as having been examined by us which materially affect, amend or vary the transactions envisaged in the Transaction Documents or restrict the powers and authority of the Directors of the Company in any way or which would affect any opinion given herein.
16.	The Resolutions were duly adopted at a duly convened meeting of the Board of Directors of the Company and such meeting was held and conducted in accordance with the Memorandum and Articles.
17.	The Resolutions and any power of attorney given by the Company to execute the Transaction Documents remain in full force and effect and have not been revoked or varied.
18.	No resolution voluntarily to wind up the Company has been adopted by the members of the Company and no event of a type which is specified in the Memorandum and Articles as giving rise to the winding up of the Company (if any) has in fact occurred.
19.	No amounts paid to or for the account of any party under the Transaction Documents or any property received or disposed of by any party to the Transaction Documents in each case in connection with the performance of the Transaction Documents or the consummation of the transactions contemplated thereby, represent or will represent proceeds of criminal conduct or criminal property as defined in the Proceeds of Crime Act (as amended) (the "POCA") or terrorist property as defined in the POCA or the Terrorism Act (as amended) (the "Terrorism Act"), each of the Cayman Islands.
20.	As a matter of all relevant laws (other than the laws of the Cayman Islands), any power of attorney given by the Company to execute the Transaction Documents has been duly executed by the Company and constitutes the persons named therein as the duly appointed attorney of the Company with such authority as is specified therein.
21.	The terms of the Transaction Documents (other than the Indenture) will not breach any provision of Cayman Islands law or any public policy of the Cayman Islands.
22.	The Company Debt Securities will conform to the forms attached to the Indenture.

The opinions expressed herein are subject to the following qualifications:

1.	The term "enforceable" and its cognates as used in this opinion means that the obligations assumed by any party under the Transaction Documents are of a type which the courts of the Cayman Islands enforce. This does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:
(a)	enforcement of obligations and the priority of obligations may be limited by bankruptcy, insolvency, liquidation, restructuring, reorganisation, readjustment of debts or moratorium and other laws of general application relating to or affecting the rights of creditors or by prescription or lapse of time;

WalkerS	page 5

(b)	enforcement may be limited by general principles of equity and, in particular, the availability of certain equitable remedies such as injunction or specific performance of an obligation may be limited where the court considers damages to be an adequate remedy;
(c)	claims may become barred under statutes of limitation or may be or become subject to defences of set-off, counterclaim, estoppel and similar defences;
(d)	where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of, or contrary to the public policy of, that jurisdiction;
(e)	a judgment of a court of the Cayman Islands may be required to be made in Cayman Islands dollars;
(f)	to the extent that any provision of the Transaction Documents is adjudicated to be penal in nature, it will not be enforceable in the courts of the Cayman Islands; in particular, the enforceability of any provision of the Transaction Documents that is adjudicated to constitute a secondary obligation which imposes a detriment on the contract-breaker out of all proportion to any legitimate interest of the innocent party in the enforcement of the primary obligation may be limited;
(g)	to the extent that the performance of any obligation arising under the Transaction Documents would be fraudulent or contrary to public policy, it will not be enforceable in the courts of the Cayman Islands;
(h)	in the case of an insolvent liquidation of the Company, its liabilities are required to be translated into the functional currency of the Company (being the currency of the primary economic environment in which it operated as at the commencement of the liquidation) at the exchange rates prevailing on the date of commencement of the voluntary liquidation or the day on which the winding up order is made (as the case may be);
(i)	a Cayman Islands court will not necessarily award costs in litigation in accordance with contractual provisions in this regard; and
(j)	the effectiveness of terms in the Transaction Documents excusing any party from a liability or duty otherwise owed or indemnifying that party from the consequences of incurring such liability or breaching such duty shall be construed in accordance with, and shall be limited by, applicable law, including generally applicable rules and principles of common law and equity.
2.	Cayman Islands stamp duty will be payable on any Transaction Documents if it is executed in or brought to the Cayman Islands, or produced before a Cayman Islands court.
3.	A certificate, determination, calculation or designation of any party to the Transaction Documents as to any matter provided therein might be held by a Cayman Islands court not to be conclusive, final and binding, notwithstanding any provision to that effect therein contained, for example if it could be shown to have an unreasonable, arbitrary or improper basis or in the event of manifest error.

WalkerS	page 6

4.	If any provision of the Transaction Documents is held to be illegal, invalid or unenforceable, severance of such provision from the remaining provisions will be subject to the discretion of the Cayman Islands courts notwithstanding any express provisions in this regard.
5.	Every conveyance or transfer of property, or charge thereon, and every payment obligation and judicial proceeding, made, incurred, taken or suffered by a company at a time when that company was unable to pay its debts within the meaning of section 93 of the Companies Act (as amended) of the Cayman Islands (the "Companies Act"), and made or granted in favour of a creditor with a view to giving that creditor a preference over the other creditors of the company, would be voidable upon the application of the company's liquidator pursuant to section 145(1) of the Companies Act, if made, incurred, taken or suffered within the six months preceding the commencement of a liquidation of that company. Such actions will be deemed to have been made with a view to giving such creditor a preference if it is a "related party" of the company. A creditor shall be treated as a related party if it has the ability to control the company or exercise significant influence over the company in making financial and operating decisions.
6.	Any disposition of property made at an undervalue by or on behalf of a company and with an intent to defraud its creditors (which means an intention to wilfully defeat an obligation owed to a creditor), shall be voidable:
(a)	under section 146(2) of the Companies Act at the instance of the company's official liquidator; and
(b)	under the Fraudulent Dispositions Act (as amended) of the Cayman Islands, at the instance of a creditor thereby prejudiced,

provided that in either case, no such action may be commenced more than six years after the date of the relevant disposition.

7.	If any business of a company has been carried on with intent to defraud creditors of the company or creditors of any other person or for any fraudulent purpose, a court of the Cayman Islands may declare that any persons who were knowingly parties to the carrying on of the business of the company in such manner are liable to make such contributions, if any, to the company's assets as a court of the Cayman Islands thinks proper.
8.	Notwithstanding any purported date of execution in any of the Transaction Documents, the rights and obligations therein contained take effect only on the actual execution and delivery thereof but the Transaction Documents may provide that they have retrospective effect as between the parties thereto alone.
9.	In principle, a person who claims to be entitled pursuant to a contract to recover the legal fees and expenses incurred in enforcing that contract shall be entitled to judgment for the amount of legal fees and expenses found due under the contract and such amount shall not be subject to taxation pursuant to the applicable rule of court.

WalkerS	page 7
10.	We express no opinion upon any provisions in the Memorandum and Articles or any document which contains a reference to any law or statute that is not a Cayman Islands law or statute.
11.	We express no opinion upon the effectiveness of any clause of the Transaction Documents providing that the terms of such Transaction Document may only be amended in writing.
12.	The obligations of the Company may be subject to restrictions pursuant to United Nations and United Kingdom sanctions extended to the Cayman Islands by the Order of His Majesty in Council.
13.	Under the laws of the Cayman Islands, persons who are not party to a Transaction Document have no direct rights or obligations under such Transaction Document unless:
(a)	such Transaction Document expressly provides in writing that such persons may in their own right enforce a term of such Transaction Document under The Contracts (Rights of Third Parties) Act, 2014 of the Cayman Islands;
(b)	they are persons acting pursuant to powers contained in a deed poll; or
(c)	they are beneficiaries under properly constituted trusts.
14.	All powers of attorney granted by the Company in any of the Transaction Documents must be duly executed as deeds or under seal by persons authorised to do so:
(a)	if governed by the laws of the Cayman Islands; and/or
(b)	in order for the donee of the power and certain third parties to benefit from certain provisions of the Powers of Attorney Act (as amended) of the Cayman Islands (the "Power of Attorney Act").
15.	All powers of attorney granted by the Company in the Transaction Documents which by their terms are expressed to be irrevocable are irrevocable pursuant to the provisions of the Power of Attorney Act only if:
(a)	executed as a deed or under seal by persons authorised to do so; and
(b)	given to secure a proprietary interest of the donee of the power or the performance of an obligation owed to the donee.

Where a power of attorney granted by the Company is expressed to be irrevocable and is given to secure:

(i)	a proprietary interest of the donee of the power; or
(ii)	the performance of an obligation owed to the donee,

then, so long as the donee has that interest or the obligation remains undischarged, the power shall not be revoked:

WalkerS	page 8
(i)	by the donor without the consent of the donee; or
(ii)	by the death, incapacity or bankruptcy of the donor, or if the donor is a body corporate, by its winding-up or dissolution.
16.	Where a document provides for an exclusive or non-exclusive jurisdiction clause submitting (or permitting the submission) to the jurisdiction of the courts in the Cayman Islands , a court in the Cayman Islands may decline to accept jurisdiction in any matter where:
(a)	it determines that some other jurisdiction is a more appropriate or convenient forum;
(b)	another court of competent jurisdiction has made a determination in respect of the same matter; or
(c)	litigation is pending in respect of the same matter in another jurisdiction.

Proceedings may be stayed in the Cayman Islands if concurrent proceedings in respect of the same matter are or have been commenced in another jurisdiction.

17.	Where a document provides for an exclusive jurisdiction clause submitting to a jurisdiction of a court other than a court in the Cayman Islands, notwithstanding any provision of the document providing for the exclusive jurisdiction of a court other than the courts in the Cayman Islands, a court in the Cayman Islands may, if it is satisfied that it is just and equitable to allow such proceedings to continue in the Cayman Islands:
(a)	decline to stay proceedings issued in contravention of such provision; or
(b)	grant leave to serve Cayman Islands proceedings out of the Cayman Islands.
18.	If:
(a)	the performance of the Transaction Documents or the consummation of the transactions contemplated thereby constitutes an arrangement which facilitates the retention or control by or on behalf of another person of terrorist property (as defined in the Terrorism Act) by concealment, by removal from the jurisdiction or by transfer to nominees; or
(b)	any party to the Transaction Documents:
(i)	by any means directly or indirectly knowingly provides or collects property (as defined under the Terrorism Act) or attempts to do so, with the intention that the property should be used or in the knowledge that it will be used in whole or in part:
(A)	in order to carry out an act of terrorism (as defined under the Terrorism Act);
(B)	by a terrorist (as defined under the Terrorism Act) to facilitate the first-mentioned person’s activities related to acts of terrorism or membership in a terrorist organisation (as defined under the Terrorism Act); or

WalkerS	page 9

(C)	by a terrorist organisation;
(ii)	uses property for the purposes of terrorism;
(iii)	possesses property and intends that it should be used, or has reasonable cause to suspect that it may be used, for the purposes of the financing of acts of terrorism, terrorists or terrorist organisations;
(iv)	possesses or acquires property which that person knows or has reasonable cause to suspect has been used, directly or indirectly, in the commission of the financing of acts of terrorism, terrorists or terrorist organisations;
(v)	acquires property as a result of or in connection with acts of terrorism; or
(vi)	enters into or becomes concerned in an arrangement as a result of which terrorist property is made available or is to be made available to another and knows or has reasonable cause to suspect that property will or may be used for the purposes of the financing of acts of terrorism, terrorists or terrorist organisations, then an offence may be committed under the Terrorism Act.

19.	We render no opinion as to the specific enforcement as against the Company of covenants granted by the Company to do or to omit to do any action or other matter which is reserved by applicable law or the Company's constitutional documents to the Company's members or any other person.
20.	We express no opinion on and our opinions are subject to the effect, if any, of any provisions of any Transaction Document that relies upon financial or numerical computation.
21.	The Company may be required to submit (or to cause to be submitted on its behalf) a notification and report to the Cayman Islands Department for International Tax Cooperation to ensure compliance with any obligations it may have under the laws of the Cayman Islands relating to the automatic exchange of financial account information.

Based upon and subject to the foregoing, we are of the opinion that:

1.	The Company has been duly incorporated and is a validly existing exempted company with limited liability under the laws of the Cayman Islands.
2.	With respect to Company Debt Securities to be issued under the Indenture, when (i) the board of directors of the Company (the "Company Board") has taken all necessary corporate action to approve the issuance and terms of such Company Debt Securities, the terms of the offering thereof and related matters; (ii) such Company Debt Securities have been duly executed by a person or persons authorised to execute the same, authenticated, issued and delivered in accordance with the provisions of the Indenture and in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Company Board (a "Purchase Agreement"); and (iii) upon payment of the consideration provided therefor in the Purchase Agreement, such Company Debt Securities will be duly authorised by the Company and will constitute the legal, valid and binding obligations of the Company enforceable in accordance with their respective terms.

WalkerS	page 10

We hereby consent to the use of our name in the prospectus constituting a part of the 2023 Registration Statement and in any prospectus supplements related thereto under the heading "Enforcement of Civil Liabilities – Cayman Islands" and "Validity of the Securities" as counsel for the Company who have passed on the enforcement of civil liabilities in the Cayman Islands and the validity of the Company Debt Securities being registered by the 2023 Registration Statement, and to the use of this opinion as an exhibit to the 2023 Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. This opinion is given solely for your benefit and the benefit of your legal advisers acting in that capacity in relation to this transaction and may not be relied upon by any other person without our prior written consent.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

Yours faithfully

/s/ Walkers (CAYMAN) LLP

Walkers (CAYMAN) LLP